Exhibit 99.1

Gregory W. Norwood Named
First Niagara Chief Financial Officer

— Michael W. Harrington appointed Treasurer and Chief Investment Officer —

BUFFALO, N.Y., March 24, 2011 – First Niagara Financial Group, Inc. (Nasdaq: FNFG) named Gregory W. Norwood to serve as the Chief Financial Officer of the multi-state bank’s operations, effective April 4, 2011.

Michael W. Harrington, who served as First Niagara’s CFO for more than four years, has been appointed Treasurer and Chief Investment Officer.

“Greg brings vast and diverse financial services experience to our executive team and positions us to achieve best-in-class financial and operating performance and efficiency,” President and Chief Executive Officer John R. Koelmel said. “The best is yet to come for First Niagara, and bringing an executive with Greg’s significant financial and leadership experience on board to lead our finance team enables us to achieve our full potential.

“Mike continues as a key member of the leadership team that has grown an $8 billion bank to a $30 billion regional financial institution in less than three years,” Koelmel added. “His new role positions him to fully leverage his risk and capital management expertise as he leads a treasury function that is likewise developing in scale and sophistication to support both our near and longer-term corporate strategies.”

Norwood joins First Niagara from Ally Financial, Inc., where he most recently served as President and Chief Risk Officer of Ally Bank, with $70 billion in assets. He also served as Executive Risk Officer for the parent company, Ally Financial, formerly known as GMAC Financial, Inc. In his role, Norwood served as a key advisor to the bank’s Chief Executive Officer and board, with responsibility for its treasury, risk and other support functions. Prior to joining Ally in 2009, Norwood served as Treasurer of Wachovia, having served in various other senior treasury positions since joining that company in 2005. From 2001 to 2005, he was Corporate Controller for Bank of America.

“Not only does First Niagara have a proven track record of success, but a clear vision for how it will continue improving every aspect of its business, increasing shareholder value and serving its customers and communities,” Norwood added. “I’m proud to be joining the team that is charged with executing First Niagara’s growth strategy and furthering its success.”

Previously, Norwood was a partner with KPMG, LLP, serving financial services clients including some of the nation’s largest banks from the firm’s New York and Charlotte, N.C. offices. He started his career as a certified public accountant with KPMG in 1980, including serving for two years as a professional accounting fellow at the Securities and Exchange Commission’s Washington headquarters.

Norwood earned his bachelor’s degree in accounting from Northern Arizona University.

About First Niagara Financial Group
Upon completion of its pending merger with NewAlliance Bancshares, Inc., — subject to customary closing conditions including approvals from regulators — First Niagara Financial Group, Inc. will have more than $30 billion in assets, $18 billion in deposits and 340 branches across Upstate New York, Pennsylvania, Connecticut and Massachusetts. Today, through its wholly owned subsidiary, First Niagara Bank, N.A., the Company has $21 billion in assets, 257 branches and $13 billion in deposits. First Niagara Bank, N.A. is a multi-state community-oriented bank providing financial services to individuals, families and businesses. For more information, visit www.fnfg.com.

First Niagara Contact
Leslie G. Garrity	Public Relations and Corporate Communications Manager
(716) 819-5921 leslie.garrity@fnfg.com